SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                               SCHEDULE 14A
                              (Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                               SCHEDULE 14A

             PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                     SECURITIES EXCHANGE ACT OF 1934

                        Filed by the Registrant |X|

              Filed by a Party other than the Registrant |_|

Check the appropriate box:

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---  14a-6(e)(2))
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| |  Definitive Additional Materials
---
| |  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
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                     REDWOOD ENTERTAINMENT GROUP, INC.
                   -------------------------------------
              (Name of Registrant as Specified In Its Charter)


 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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     statement number, or the form or schedule and the date of its filing.
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                     REDWOOD ENTERTAINMENT GROUP, INC.
                       9852 West Katella Ave., #363
                         Anaheim, California 92804


                 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     A special meeting of stockholders of Redwood Entertainment Group, Inc., (the "Company") will be held at 20675 La Puente Road, Walnut, California 91789, on August ____, 2004, at 11:00 a.m., local time, for the following purposes:

     1.  To amend our Articles of Incorporation to:

          (a) change our name to SaVi Media Group, Inc. ("SaVi") or such other similar name as may be available; and

          (b) to increase our authorized common stock from 100,000,000 shares to 1,000,000,000 shares.

     2. To amend our Articles of Incorporation to effect a reverse split of our outstanding common stock at an exchange ratio of one share for twenty-five shares, with no currently outstanding certificate representing at least 100 shares being reduced below 100 shares;

     3. To elect directors to our Board of Directors. The directors will be elected to serve for a period of one year and until their successors have been elected and qualified;

     4. To ratify the selection of Ham, Langston & Brezina, L.L.P., as the Company's independent certified public accounting firm for the 2004 fiscal year;

     5. To ratify the actions of our officers and directors for the last fiscal year and for the period from the fiscal year end through the date of this special shareholder meeting; and

     6. To transact any other business as may properly come before the meeting or at any adjournment thereof.

     Our board of directors has fixed the close of business on July 19, 2004, as the record date for determining stockholders entitled to notice of, and to vote at, the meeting. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of 10 days prior to the meeting during regular business hours at our corporate headquarters, 9852 West Katella Ave., #363, Anaheim California 92804.

     All of our stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the special meeting of stockholders, your proxy vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States. Should you receive more than one proxy because your shares are registered in different names or addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the meeting. If you attend the meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the meeting will be counted.




                          YOUR VOTE IS IMPORTANT

IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.


                              By order of the board of directors,



                              _______________________________________
                              Michael R. Davis, Interim CEO


July 19, 2004






















                                     2

                     REDWOOD ENTERTAINMENT GROUP, INC.
                        9852 West Katella Ave., #363
                          Anaheim California 92804

                              PROXY STATEMENT

     GENERAL

     SOLICITATION OF PROXIES. This proxy statement is being furnished to the stockholders of Redwood Entertainment Group, Inc., a Nevada corporation, in connection with the solicitation of proxies by our board of directors for use at our special meeting of stockholders to be held at
11:00 a.m., local time, on August          , 2004, or at any adjournment
thereof. A copy of the notice of meeting accompanies this proxy statement. It is anticipated that the mailing of this proxy statement will commence on
or about July       , 2004.

     COST OF SOLICITATION. We will bear the costs of soliciting proxies. In addition to the use of the mails, certain directors or officers of our Company may solicit proxies by telephone, telegram, facsimile, cable or personal contact. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of our common stock.

     OUTSTANDING VOTING SHARES. Only stockholders of record at the close of business on July 19, 2004, the record date for the meeting, will be entitled to notice of and to vote at the meeting. On the record date, we had 76,979,684 outstanding shares of common stock, par value $.001 per share, which are our only securities entitled to vote at the meeting, each share being entitled to one vote.

     VOTE REQUIRED FOR APPROVAL. Shares of common stock will vote with respect to each proposal. Under our Bylaws, Proposals 1, 2, 3, 4, 5 and 6 each require the affirmative vote of a majority of the votes eligible to be voted by holders of shares represented at the Special Meeting in person or by proxy. With respect to Proposal 3 votes may be cast by a stockholder in favor of the nominee or withheld. With respect to Proposals 1, 2, 4, 5 and 6, votes may be cast by a stockholder in favor or against the Proposals or a stockholder may elect to abstain. Since votes withheld and abstentions will be counted for quorum purposes and are deemed to be present for purposes of the respective proposals, they will have the same effect as a vote against each matter.

     Under the NASD Rules of Fair Practice, brokers who hold shares in street name have the authority, in limited circumstances, to vote on certain items when they have not received instructions from beneficial owners. A broker will only have such authority if (i) the broker holds the shares as executor, administrator, guardian, trustee or in a similar representative or fiduciary capacity with authority to vote or (ii) the broker is acting under the rules of any national securities exchange of which the broker is also a member. Broker abstentions or non-votes will be counted for purposes of determining the presence or absence of a quorum at the meeting. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, but broker non-votes are not counted for purposes of determining whether a proposal has been approved


     VOTING YOUR PROXY. Proxies in the accompanying form, properly executed and received by us prior to the Special Meeting and not revoked, will be voted as directed. In the absence of direction from the stockholder, properly executed proxies received prior to the Special Meeting will be voted FOR Proposals 1, 2, 3, 4, 5 and 6. You may revoke your proxy by giving written notice of revocation to our Secretary at any time before it is voted, by submitting a later-dated proxy or by attending the Special Meeting and voting your shares in person. Stockholders are urged to sign and date the enclosed proxy and return it as promptly as possible in the envelope enclosed for that purpose.

                               PROPOSAL ONE:

                   AMEND OUR ARTICLES OF INCORPORATION TO
     (a) CHANGE THE NAME OF THE CORPORATION TO SAVI MEDIA GROUP, INC., AND (b) TO INCREASE OUR AUTHORIZED COMMON STOCK
             FROM 100,000,000 SHARES TO 1,000,000,000 SHARES.

     You are being asked to vote upon approving amendments to our Articles of Incorporation which would authorize our board of directors to amend our Articles of Incorporation so as to change the name of the Company to SaVi Media Group, Inc., or such other similar name as may be available, and to increase our authorized common stock from 100,000,000 shares to 1,000,000,000 shares.


     REASONS FOR THE AMENDMENTS TO OUR ARTICLES OF INCORPORATION

     As discussed in the Quarterly Report of the Company on Form 10-QSB filed on June 9, 2004, we are currently negotiating the acquisition of a 20% interest in SaVi Group, Incorporated. A condition to our proposed acquisition is that we change the name of the company to SaVi Media
Group, Inc., or such other similar name as may be available to reflect our efforts to exploit the technology of SaVi Group, Incorporated.

     Increasing our authorized common stock will provide sufficient shares to negotiate potential acquisitions and reduce the likelihood that we will again need to amend the Articles of Incorporation for the purpose of increasing the authorized common shares, thereby avoiding the costs associated with amendments.

     POSSIBLE DILUTION RESULTING FROM INCREASE IN AUTHORIZED COMMON SHARES

     We currently have 100,000,000 shares of authorized capital stock. By voting in favor of Proposal One (b), you are voting to increase our authorized capital stock by an additional 900,000,000 shares for total authorized capital stock of 1,000,000,000 common stock with a par value of $.001. We have no present obligation to issue additional common stock. If and/or when we issue additional common stock you could suffer substantial dilution. You would suffer dilution in the book value of your shares if the additional capital stock is sold at prices lower than the price at which you purchased your common stock. Moreover, if and/or when we issue additional common shares, you could suffer dilution in the percentage of your voting interest in Company matters.



     PROCEDURE FOR EFFECTING AMENDMENTS TO THE ARTICLES OF INCORPORATION

     Provided each of the amendments set forth in proposal One (1a and 1b) of this proxy are approved, the form of amendments set forth in the Amendment to the Articles of Incorporation attached hereto as Annex A will become effective upon filing with the State of Nevada. If any of the amendments set forth in proposal One are not approved, then the form of amendment set forth in Annex A to be filed with the State of Nevada will exclude the corresponding amendment that was not approved by stockholders.

     NO DISSENTERS' RIGHTS

     No dissenters' rights are available under the Nevada Revised Statutes or under our Articles of Incorporation or Bylaws to any stockholder who dissents from this proposal.

     VOTE REQUIRED

     The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the proposed amendments to our Articles of Incorporation to effect a change in the name of the corporation and to increase our authorized common stock.

     OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION TO (a) CHANGE THE NAME OF THE CORPORATION TO SAVI MEDIA GROUP, INC., AND (b) TO INCREASE OUR AUTHORIZED COMMON STOCK FROM 100,000,000 SHARES TO 1,000,000,000 SHARES.

                               PROPOSAL TWO:

                  AMEND OUR ARTICLES OF INCORPORATION TO
       EFFECT A REVERSE SPLIT OF OUR OUTSTANDING COMMON STOCK AT AN
            EXCHANGE RATIO OF ONE SHARE FOR TWENTY-FIVE SHARES,
         WITH NO SHARE CERTIFICATE CURRENTLY EXCEEDING 100 SHARES
                       BEING REDUCED BELOW 100 SHARES

     POTENTIAL EFFECTS OF THE REVERSE STOCK SPLIT

     The immediate effects of a reverse stock split will be a reduction the number of shares of common stock outstanding and an increase in the trading price of our common stock. The effect of any reverse stock split upon the market price of our common stock, however, cannot be predicted. The history of reverse stock splits for companies in similar circumstances is varied. We cannot assure you that the trading price of our common stock after the reverse stock split will rise in exact proportion to the reduction in the number of shares of our common stock outstanding as a result of the reverse stock split. Also, as stated above, we cannot assure you that a reverse stock split will lead to a sustained increase in the trading price of our common stock, or improve the marketability of the Company. The trading price of our common stock may change due to a variety of other facts, including our operating results, other factors related to our business and general market conditions.


     We believe there are benefits to maintaining as many round lot shareholders, shareholders holding at least 100 shares, as possible, including, reduced transaction fees for the shareholder. Therefore, in the proposed reverse stock split, no currently issued share certificate representing 100 shares or greater will be reduced below a round lot, or 100 common shares. Further, any currently outstanding share certificate representing fewer than 100 common shares will not be affected by the reverse split. The following table reflects the approximate number of shares of common stock that would be outstanding as a result of the proposed reverse stock split, and the approximate percentage reduction in the number of outstanding shares, based on 76,979,684 shares of common stock outstanding as of the record date for the special meeting of stockholders:

Proposed Reverse         Percentage     Approximate Shares of
Stock Split Ratio        Reduction      Common Stock to be Outstanding
-------------------      -----------    -------------------------------
 One-for-Twenty-Five        94%         4,258,760

     The resulting decrease in the number of shares of our common stock outstanding could potentially impact the liquidity of our common stock on the Over-the-Counter Bulletin Board, especially in the case of larger block trades. The reverse stock split would become effective upon the filing of the amendment to our Articles of Incorporation with the Nevada Secretary of State and upon commencement of trading of our stock under the new stock symbol that would be assigned by the NASD.

     EFFECTS ON OWNERSHIP BY INDIVIDUAL STOCKHOLDERS

     If the common stock is reverse split, the number of shares held by each stockholder would be reduced by multiplying the number of shares held immediately before the reverse stock split by the exchange ratio, and then rounding up to the nearest whole share, except for share certificates representing fewer than 100 shares, which will not be effected by the split. Also, no currently outstanding share certificate representing at least 100 common shares will be reduced below a round lot. In the event of fractional shares, we will pay one whole share to each stockholder in lieu of any fractional interest in a share to which each stockholder would otherwise be entitled as a result of the reverse stock split, as described in further detail below. The reverse stock split will affect our common stock uniformly and will not affect any stockholder's percentage ownership interests in our Company or proportionate voting power, except to the extent that: a) interests in fractional shares would be paid in whole shares; b) currently outstanding share certificate representing fewer than 100 common shares will not be affected by the split; and c) no currently outstanding share certificate representing at least 100 common shares will be reduced below 100 common shares.

     EFFECT ON OPTIONS, WARRANTS AND OTHER SECURITIES

     In addition, all outstanding options, warrants and other securities entitling their holders to purchase shares of our common stock will be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each instrument would be reduced, and the exercise price, if applicable, would be increased, in accordance with the terms of each instrument and based on the exchange ratio of the reverse stock split. None of the rights currently accruing to holders of the common stock, options, warrants or other securities convertible into common stock would be affected by the reverse stock split.

     OTHER EFFECTS ON OUTSTANDING SHARES

     The rights and preferences of the outstanding shares of common stock would remain the same after the reverse stock split. Each share of common stock issued pursuant to the reverse stock split would be fully paid and nonassessable.

     EXCHANGE OF STOCK CERTIFICATES

     Exchange of stock certificates is not required. As of the close of business on the effective date of the reverse stock split, each certificate representing shares of common stock outstanding immediately prior to the reverse stock split ("Old Common Stock") will be deemed, automatically and without any action on the part of individual stockholders, to represent approximately one twenty-fifth the number of shares of common stock on its face after the reverse stock split ("New Common Stock"), as set forth in the Amendment, except, as discussed above, if such reverse split would result in reducing a current share certificate below one round lot, or in the case of currently issued share certificates representing fewer than 100 shares.

     It is the option of all holders of our issued and outstanding common stock after the effective date of the reverse stock split to exchange their old certificates, representing Old Common Stock, for new certificates representing New Common Stock. Our transfer agent will act as the exchange agent (the "Exchange Agent") for the purpose of implementing the exchange of certificates for any shareholders that desire to exchange certificates. However, until surrender, each certificate representing Old Common Stock will continue to be valid and will represent New Common Stock equal to approximately one-twenty-fifth the number of shares of Old Common Stock, except as otherwise discussed herein.

     Stockholders who desire to exchange stock certificates will be required to bear all of the costs including a transfer fee or other fees in connection with the exchange of certificates. Any stockholder whose old certificate has been lost, destroyed or stolen will be entitled to issuance of a new certificate upon compliance with such requirements as the Exchange Agent and we customarily apply in connection with lost, stolen or destroyed certificates.

     FRACTIONAL SHARES

     We will not issue fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split will be rounded up to the nearest whole share. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the exchange ratio will instead receive a whole share upon surrender to the exchange agent of the certificates and a properly completed and executed letter of transmittal.

     ACCOUNTING CONSEQUENCES

     The par value of our common stock will remain unchanged at $.001 per share after the reverse stock split.


     FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of material federal income tax consequences of the reverse stock split and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, including banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the shares are held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of the stockholder. Each stockholder is urged to consult with the stockholder's own tax advisor with respect to the consequences of the reverse stock split.

     No gain or loss should be recognized by a stockholder upon the stockholder's exchange of shares pursuant to the reverse stock split. The aggregate tax basis of the shares received in the reverse stock split, including any fraction of a share deemed to have been received, would be the same as the stockholder's aggregate tax basis in the shares exchanged. The stockholder's holding period for the shares would include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split.

     Our beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the reverse stock split may vary as to each stockholder, depending upon the state in which he or she resides.

     PROCEDURE FOR EFFECTING AMENDMENTS TO THE ARTICLES OF INCORPORATION

     Provided each of the amendments set forth in proposal One (1a and 1b) and proposal Two of this proxy are approved, the form of amendments set forth in the Amendment to the Articles of Incorporation attached hereto as Annex A will become effective upon filing with the State of Nevada. If any of the amendments set forth in proposal One or proposal Two are not approved, then the form of amendment set forth in Annex A to be filed with the State of Nevada will exclude the corresponding amendment that was not approved by stockholders.

     In addition, the reverse stock split would be coordinated with the Secretary of State of Nevada, our transfer agent and the NASD. Upon commencement of trading of our stock under the new stock symbol as assigned by the NASD, the reverse split would be considered complete.

     NO DISSENTERS' RIGHTS

     No dissenters' rights are available under the Nevada Revised Statutes or under our Articles of Incorporation or Bylaws to any stockholder who dissents from this proposal.

     VOTE REQUIRED

     The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to approve the proposed amendments to our Articles of Incorporation to effect a reverse stock split of our outstanding common stock.

    OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR"
    THE APPROVAL OF PROPOSAL TWO TO AMEND OUR ARTICLES OF INCORPORATION
      TO EFFECT A REVERSE SPLIT OF OUR OUTSTANDING COMMON STOCK AT AN EXCHANGE RATIO OF ONE SHARE FOR TWENTY-FIVE SHARES WITH NO SHARE
CERTIFICATE CURRENTLY EXCEEDING 100 SHARES BEING REDUCED BELOW A ROUND LOT.


                              PROPOSAL THREE:

                           ELECTION OF DIRECTORS

     The current Board of Directors contains six members. Following the election of directors held at the Special Meeting, the Board of Directors will consist of five members.

     The following persons, have been nominated as directors for one year and until their successor is elected and qualified.

     MICHAEL DAVIS, PH.D. Mr. Davis is an artist, entrepreneur, educator, and mentor. Originally an illustrator, Mr. Davis graduated from the High School of Art and Design and subsequently Pratt University. His clients have included CBS, NBC, Nike, Smirnoff, Marvel, and DC Comics. He was the Artistic Director of the Art Carnival at the Museum of Modern Art in New York City. He was selected as the first to illustrate ETC, the first project of Piranha Press of DC Comics. In cooperation with three other partners, Mr. Davis co-founded Milestone Media. Milestone was sold in a distribution deal to Time-Warner in what was at the time the first ever done by Time-Warner with a Black-owned company. Since its debut in 1993, Milestone has sold over 10 million copies worldwide of its publications featuring a universe of multicultural characters and making it the biggest Black comic book publisher in the world. One of the Milestone properties, "Static Shock!", became the hit WBKids television show which for the last three years has usually captured a #1 viewership ranking and was nominated for two 2002 and 2003 Emmys. It won the Emmy for Best Music in 2004.
After selling Milestone, Mr. Davis was recruited as President/CEO of Motown Film and Animation, a new venture of Motown Records wherein Mr. Davis reported directly to Jeryl Busby, President of Motown, and Clarence Avant, Chair of Motown. As CEO, Michael created and placed into development shows at Disney, ABC, Fox, and Nickelodeon. As an educator, Mr. Davis created Action Files for Simon & Schuster, at the time the only comics-based curriculum reading program taught in any school system. His mentor program was recognized with proclamations from the cities of Los Angeles, New York, and East Orange. Mr. Davis created the Magic Media reading program, a joint venture with Magic Johnson Enterprises and RKO Magic, a joint venture with of Magic Johnson Entertainment and RKO Pictures that reinterprets the historic catalog of RKO intellectual properties for the modern urban
multicultural market.   As a speaker, Mr. Davis has been the keynote
speaker for the New York United Federation of Art Teachers and the Federal Bureau of Investigation. In 1997, Mr. Davis was named Mentor of the Year by Mentor magazine. He has been profiled in Black Enterprise magazine, the New York Daily News, the New York Times, and by CNN, The Today Show, MTV, and BET. In 1997, the Stockton School in East Orange, New Jersey (a k-6 magnet school for film, television, animation, and radio, renamed the Gordon Parks School), renamed their auditorium The Michael Davis Auditorium. In 2004, Mr. Davis was awarded a Ph.D. from the Hollywood Institute of Production.

     MICHAEL R. DAVIS. Mr. Davis graduated with honors in economics and business from Harvard University in 1975, pursuing graduate business studies thereafter at the Harvard Business School, UCI and Clairemont's Peter Drucker Graduate School of Management. He assisted in the founding of EPL Prolong, Inc. He has headed up the Maruzen Co. Ltd.(the oldest public company in Japan) expansion and investment efforts in the United States from 1990 to 1997. Mr. Davis served as president of Gene-Cell from its inception in December of 1996 up until Brian R. Davis took over the responsibilities in late 1997. In the past five years, Mr. Michael Davis also served as president of EPL Prolong, Inc. Mr. Davis is 51 years old.


     SERGE V. MONROS. Since 1993, Mr. Monros has served as the Chief Technology Officer of Integrated Micro Systems, located in Vista, California. In his capacity as Chief Technology Officer, he has overseen research & development projects, administered hardware, software, LAN/WAN protocols and forecasted and developed budgets. Mr. Monros has also been responsible for the coordination and supervision of project teams and work processes. In addition to Integrated Micro Systems, in 1993, Mr. Monros formed and continues to operate S.V. Monros Company, a research and development lap and patent holding company, which owns a number of patents. From 1981 to 1993. Mr. Monros worked for Rockwell industries as a Senior System Analyst in their Space Transportation Service Division where he designed and manufactured special tooling of space shuttle program. Mr. Monros is 53 years old.

     PHILIP PISANELLI. Mr. Pisanelli has been employed with Boeing since 1981. Since 1984 he has served as a Senior Metrologist. While at Boeing, Mr. Pisanelli has worked closely with NASA and many other companies in the fields of aerospace and other developing technologies. Mr. Pisanelli is 56 years old.

     MARIO PROCOPIO, TH. D. Dr. Mario Procopio owned a financial services/asset management company for the past twelve years which had grown to a sales force of more than 60 licensed agents and 1,000 clients with more than $ 10 million in assets under management. Dr. Procopio is a founder of a non-profit organization consisting of 107 licensed ministers of which 44 of them are missionaries. He oversees about 22 churches and 4,000 people who are affiliated with the ministry. He holds a Doctorate of Divinity and a Doctorate of Theology degree. Dr. Procopio currently co-hosts a half hour talk show with Adelphia TV on local cable television.
Dr. Procopio is 42 years old.

     KATHY PROCOPIO, TH.D. Dr. Procopio has extensive experience in financial services with 23 years in the marketplace. Her background includes working for Drexel Burnham Lambert stock brokerage in its Beverly Hills office as administrative supervisor and managing 60 sales support staff. Dr. Procopio in another private company provided executive oversight for a billionaire heiress who provides financial services for high profile clients in Hollywood. Asset management for these portfolios was in excess of $250 billion, managed in approximately 50 different accounts. Dr. Procopio is 46 years old.

     Mario Procopio and Kathy Procopio are married. There are no other family relationships among the nominees to our Board of Directors.

     Management does not expect that any nominee will become unavailable for election as a director, but, if for any reason that should occur prior to the Special Meeting, the person named in the proxy will vote for such substitute nominee, if any, as may be recommended by Management.

     VOTE REQUIRED

     Approval of the nominees for election to the Board of Directors will require the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding shares of common stock represented at the Special Meeting in person or by proxy. The proxies that are executed and returned will be voted (unless otherwise directed) for the election as director the foregoing nominees.


     SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of our Common Stock as of July 19, 2004, for each director and nominee, the President, the other executive officers, greater than 5% shareholders and for all directors and executive officers as a group.

____________________________________________________________________
                                Shares of         Percentage
Name                            Common Stock      of Class
____________________________________________________________________
Brian R. Davis(1)                    567,955              1%
Michael Davis(1)                     675,000              1%
Michael R. Davis(2)(3)                16,466               *
Whitney Farmer(1)                  1,150,000              1%
Serge V. Monros(2)                10,000,000             13%
Philip Pisanelli(2)                       -0-              *
Kathy Procopio(1)(2)(4)            5,700,000              7%
Mario Procopio(1)(2)(4)            5,700,000              7%
____________________________________________________________________

All directors, nominees and executive
officers as a group:              18,409,421            23%
____________________________________________________________________
* Less than 1%.

(1)  Officer and/or director of our company.
(2)  Nominee to our Board of Directors.
(3) Of the 16,466 shares attributed to Michael Davis, 14,387 shares are held of record in his own name. The remaining shares are held of record by his children, therefore he may be deemed to be the beneficial owner of these shares.
(4) The shares shown as beneficially owned by Kathy Procopio are held of record by New Creation Outreach. Kathy Procopio is the President of
     New Creation Outreach and therefore may be determined to be the beneficial owner of those shares. Mario Procopio is a non-officer director of New Creation Outreach.


          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     As of July 19, 2004, the persons named below were, to our knowledge, the only beneficial owners of more than 5% of the outstanding common stock, other than directors, nominees and executive officers whose beneficial ownership is described in the above table.

____________________________________________________________________
                                Shares of         Percentage
Name                            Common Stock      of Class
____________________________________________________________________
Laurie Capron                     20,000,000             26%
Sally Chan                         5,000,000              6%
Deborah Chun                       5,000,000              6%
Cyrus Project Incorporated         6,950,000              9%
Robert E. Gower                    5,000,000              6%
New Creation Outreach(1)           5,700,000              7%
Poulton & Yordan                   5,005,000              7%
____________________________________________________________________

TOTAL                             47,655,000             62%
____________________________________________________________________

Executive Compensation
                         Summary Compensation Table

     The following table sets forth information regarding the compensation for the years ended December 31, 2003, 2001 and 2000, with respect to the Chief Executive Officer and any other highly compensated executive officers whose total annual salary and bonus during 2003 exceeded $100,000
(collectively, the "Named Executive Officers").

                                                             Long Term Compensation
                                                            ------------------------
                     Annual Compensation             Awards        Payouts
                   ---------------------          ------        -------
                                           Other        Restr                     All
Name and                                  Annual        icted                   Other
Principal                                 Compen        Stock  Options   LTIP  Compen
Position           Year   Salary    Bonus sation       Awards    /SARs Payout  sation
-------------------------------------------------------------------------------------
Whitney Farmer     2003  $25,076     $-0-   $-0-    1,150,000      -0-    -0-    $-0-
Former
 Chairperson,
 CEO, CFO and
 current Director

Brian Davis        2003      -0-      -0-    -0-      400,000      -0-    -0-     -0-
 Interim CEO,
 President         2002      -0-      -0-    -0-          -0-86,498(1)    -0-     -0-
 and Director      2001  178,000      -0-    -0-          -0-    8,569    -0-     -0-

Michael Davis      2003   24,399      -0-    -0-   675,000(2)      -0-    -0-     -0-
Director and
 President
 of DreamCity
 Entertainment

Kathy Procopio     2003      -0-      -0-    -0-   200,000(3)      -0-    -0-   1,000
 CFO, Secretary,
 Treasurer and
 Director

Mario Procopio     2003      -0-      -0-    -0- 5,500,000(3)      -0-    -0-  14,625
Director
-------------------------------------------------------------------------------------

(1) These options were granted as reimbursement for expenses accrued on behalf of the Company by Dr. Davis. The value of these shares is estimated as $26,615 at a value of $3.25 per share.
(2)  Excludes 20,000,000 shares issued for the purchase of DreamCity
     Entertainment.
(3) These shares were issued to New Creation Outreach as a donation to support its ministries.

             MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors currently has no standing committees.

                         COMPENSATION OF DIRECTORS

     During 2003, we had in place an agreement to pay its directors $500 per month in stock, or a combination of stock and cash. This agreement was taken under review by our board of directors in March 2004 and no payments have been made to directors since that time.

                               PROPOSAL FOUR

APPROVAL OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The firm of Ham, Langston & Brezina, L.L.P., served as our independent certified public accountants for the fiscal year ended December 31, 2003. Our board of directors has selected the firm of Ham, Langston & Brezina to continue in that capacity for 2004 and is submitting this matter to shareholders for their ratification.

AUDIT FEES

     The fees billed for services by Ham, Langston & Brezina during 2003 and 2002 related to the financial statement audits and reviews of quarterly financial statements filed in the reports on Form 10-QSB totaled $21,427 and $17,500, respectively.

AUDIT-RELATED FEES

     Ham, Langston & Brezina, L.L.P. did not bill the Company for audit-related services during 2002 and 2003.

TAX FEES

     Ham, Langston & Brezina, L.L.P. did not bill the Company for income tax consulting services during 2003 and 2002, respectively.

ALL OTHER FEES

     Ham, Langston & Brezina, L.L.P. did not bill the Company other fees during 2002 and 2003.

     In the event of a negative vote, a selection of other auditors will be made by our board of directors. A representative of Ham, Langston & Brezina is not expected to be present at the Special Meeting. In the event a representative is present he or she will be given an opportunity to make a statement if he or she desires and if present, he or she is expected to be available to respond to appropriate questions. Notwithstanding approval by the shareholders, our board or directors reserves the right to replace the auditors at any time.


       OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL FIVE, RATIFYING THE APPOINTMENT OF HAM, LANGSTON & BREZINA, L.L.P.,
              AS INDEPENDENT ACCOUNTANTS FOR FISCAL YEAR 2004.

                               PROPOSAL FIVE:

            TO RATIFY THE ACTIONS OF OUR OFFICERS AND DIRECTORS

     We recommend that shareholders ratify the actions of our officers and directors for the last fiscal year and for the time period from the fiscal year end through the date of the special shareholder meeting.


     2005 SHAREHOLDER PROPOSALS

     If you wish to include a proposal in the Proxy Statement for the 2005 Annual Meeting of Stockholders, your written proposal must be received by the Company no later than May 15, 2005. The proposal should be mailed by certified mail, return receipt requested, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission, the laws of the State of Nevada and the Company's Bylaws. Stockholder proposals may be mailed to the Corporate Secretary, Redwood Entertainment Group, Inc., 9852 West Katella Ave., #363, Anaheim, California 92804

     For each matter that you wish to bring before the meeting, provide the following information:

     (a) a brief description of the business and the reason for bringing it to the meeting;
     (b)  your name and record address;
     (c)  the number of shares of Company stock which you own; and
     (d) any material interest (such as financial or personal interest) that you have in the matter.

     OTHER MATTERS

     We know of no other matters that are to be presented for action at the special meeting of stockholders other than those set forth above. If any other matters properly come before the special meeting of stockholders, the persons named in the enclosed proxy form will vote the shares represented by proxies in accordance with their best judgment on such matters.

     WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

     We file annual and quarterly reports with the Securities and Exchange Commission. Stockholders may obtain,without charge, a copy of the most recent Form 10-KSB (without exhibits) by requesting a copy in writing from us at the following address:

                     Redwood Entertainment Group, Inc.
                       9852 West Katella Ave., #363
                         Anaheim, California 92804

     The exhibits to the Form 10-KSB are available upon payment of charges that approximate reproduction costs. If you would like to request documents, please do so by August 1, 2004, to receive them before the special meeting of stockholders.



                                   By order of the board of directors,

                                   Michael R. Davis
                                   Interim President
July ___, 2004


STOCKHOLDERS ARE REQUESTED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE.


NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.



              Index of Annexes attached to the Proxy Statement


ANNEX A        Amendment to the Articles of Incorporation




                     REDWOOD ENTERTAINMENT GROUP, INC.

                                   PROXY

     The undersigned appoints Michael R. Davis, or other member of the board of directors, with power of substitution, to represent and to vote on behalf of the undersigned all of the shares of common stock ("Common Stock"), of Redwood Entertainment Group, Inc., (the "Company") which the undersigned is entitled to vote at the special meeting of stockholders to be held at our corporate offices located at 20675 La Puente Road, Walnut, CA 91789 on August ____, 2004, at 11:00 a.m., local time, and at any adjournments or postponements thereof, hereby revoking all proxies heretofore given with respect to such stock, upon the following proposals more fully described in the notice of, and joint proxy statement and prospectus relating to, the meeting (receipt whereof is hereby acknowledged).

THE BOARD OF DIRECTORS OF REDWOOD ENTERTAINMENT GROUP, INC., RECOMMENDS A VOTE "FOR" THE PROPOSALS DESCRIBED IN THE PROXY STATEMENT.

IF A PROXY IS SIGNED AND DATED BUT NOT MARKED, YOU WILL BE DEEMED TO HAVE VOTED "FOR" THE PROPOSALS DESCRIBED IN THE PROXY STATEMENT.

1a. Approval of the proposed amendment to our Articles of Incorporation to change the name of the corporation to SaVi Media Group, Inc., or such other similar name as may be available:

     |_| FOR             |_| AGAINST              |_| ABSTAIN

1b. Approval of the proposed amendment to the Articles of Incorporation to increase our authorized common stock from 100,000,000 shares to 1,000,000,000 shares:

     |_| FOR             |_| AGAINST              |_| ABSTAIN

2. Approval of the proposed amendment to the Articles of Incorporation to effect a reverse split our outstanding common stock at an exchange ratio of one share for twenty-five shares with no share certificate currently exceeding 100 common shares being reduced below 100 common shares and all share certificates representing fewer than 100 common shares being unaffected by the reverse split:

     |_| FOR             |_| AGAINST              |_| ABSTAIN

3. To elect five of the following individuals to our Board of Directors to serve for a period of one year and until their successors shall be elected and qualified:

     Michael Davis       |_| FOR                  |_| WITHHELD

     Michael R. Davis    |_| FOR                  |_| WITHHELD

     Serge V. Monros     |_| FOR                  |_| WITHHELD

     Philip Pisanelli    |_| FOR                  |_| WITHHELD

     Kathy Procopio      |_| FOR                  |_| WITHHELD

     Mario Procopio      |_| FOR                  |_| WITHHELD


                                     2
4. To ratify the selection of Ham, Langston & Brezina, L.L.P., as our independent certified public accountants for the 2004 fiscal year:

     |_| FOR             |_| AGAINST              |_| ABSTAIN

5. That the actions of our officers and directors for the last fiscal year, and for the period from the fiscal year end through the date of this special shareholder meeting, be and are hereby ratified:

     |_| FOR             |_| AGAINST              |_| ABSTAIN

6. To transact any other business as may properly come before the meeting or at any adjournment thereof:

     |_| FOR             |_| AGAINST              |_| ABSTAIN

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If you do not sign and return this proxy card or attend the meeting and vote by ballot, your shares cannot be voted. If you wish to vote in accordance with the board of directors' recommendations, just sign where indicated. You need not mark any boxes.

     Please sign your name below exactly as it appears hereon. When shares of common stock are held of record by joint tenants, both should sign.
When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name as its authorized officer. If a partnership, please sign in partnership name as its authorized person.


                                   Dated: August ___, 2004


___________________________        ___________________________________
Signature (Title, if any)          Signature if held jointly


PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.



                                     3